Exhibit 99.3

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the contemplated merger of LegacyTexas Financial Group, Inc. with and into Prosperity Bancshares, Inc. (“Prosperity”), I hereby consent to being named in the Registration Statement on Form S-4, and all amendments and supplements thereto, filed by Prosperity with the Securities and Exchange Commission, as a person anticipated to become a director of Prosperity upon completion of the merger and the other transactions described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ George A. Fisk
George A. Fisk

August 8, 2019